UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Goldman Sachs Trust II

Address of Principal
Business Office:	200 West Street
New York, New York 10282

Telephone Number:	212-902-1000

Name and Address of Agent for Service of Process:	Caroline Kraus, Esq.
Secretary
Goldman, Sachs & Co.
200 West Street, 15th Floor
New York, New York 10282

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:   X Yes          No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 21ST day of December, 2012.

Goldman Sachs Trust II

By:	/s/ Caroline Kraus
Name:	Caroline Kraus
Title:	Secretary

Attest:	/s/ Matthew Wolfe
Name: Matthew Wolfe
Title: Assistant Secretary